BlackRock Latin America Fund, Inc.

FILE #811-06349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/16/2007	GAFISA	39,676,600	73,900 shares	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Itau Securities Inc; Citigroup Global Markets Inc; HSBC Securities (USA) Inc.; UBS Securities LLC
4/12/2007	METALFRIO SOLUTIONS	20,730,000	250,000	UBS Investment Bank; Merrill Lynch & Co.; Santander Investment; Deutsche Bank Securities